FOR IMMEDIATE RELEASE	Contact: Jennifer Stevens
(502) 638-3917 (office)
(502) 262-2929 (mobile)
jstevens@kyderby.com

Contact: Adam Alberti
(415) 227-9700 (office)
(415) 225-2443 (cellular)
adam@singersf.com

CHURCHILL DOWNS INCORPORATED COMPLETES SALE OF
HOLLYWOOD PARK TO BAY MEADOWS LAND COMPANY

LOUISVILLE, Ky. (Sept. 23, 2005) - Churchill Downs Incorporated (“CDI” or “Company”) (Nasdaq: CHDN) and Bay Meadows Land Company LLC (“BMLC”) today announced that CDI has completed the sale of Hollywood Park racetrack and surrounding acreage at the Inglewood, Calif., site to Hollywood Park Land Company (“HPLC”), an affiliate of BMLC, for $257.5 million. CDI will use proceeds from the sale to pay down debt.

The $260 million sale price announced on July 6 was reduced at closing by $2.5 million to cover the costs of addressing certain physical conditions at the property.

Over the next three years, CDI will distribute the Hollywood Park simulcast signal through its Churchill Downs Simulcast Network (“CDSN”). CDSN will also distribute the simulcast signal for BMLC’s racetrack in Northern California, Bay Meadows. CDI will have an option to reinvest in Hollywood Park should significant gaming activities become available at Hollywood.

CDI acquired Hollywood Park in September 1999 for $140 million from Hollywood Park Inc., which now does business as Pinnacle Entertainment Inc. Since that time, CDI has operated two race meets annually on the 238-acre site and leased space to Pinnacle Entertainment for the operation of a card club.

Hollywood Park Racing Association (“HPRA”), the HPLC affiliate that will conduct racing operations, has received racing dates from the California Horse Racing Board and will offer 97 days of live racing at Hollywood Park in 2006, subject to the completion of further licensing requirements. HPRA has committed to continuing live racing at Hollywood Park for a minimum of three years and will aggressively pursue legislative changes to improve economic conditions for the horse racing industry in California. HPLC will also seek entitlements from the City of Inglewood to permit alternative uses for the current Hollywood Park racetrack site, in the event that efforts to seek authorization for expanded gaming activities at California racetracks are unsuccessful.

Hollywood Park is located 11 miles southwest of downtown Los Angeles and three miles from Los Angeles International Airport. The racetrack offers live racing during traditional spring/summer and autumn meets. Hollywood Park will conduct its 2005 Autumn Meet from Nov. 9 through Dec. 19. The racetrack also conducts simulcast wagering on site when it is not offering live racing. Information about Hollywood Park is available via the Internet at www.hollywoodpark.com.

Hollywood Park Land Company, LLC and Hollywood Park Racing Association are affiliates of Bay Meadows Land Company, the owner and operator of the Bay Meadows Racetrack in San Mateo, Calif., and developer of Park Place, an award-winning mixed-use development that was built on a 79-acre portion of the Bay Meadows site that previously encompassed a stable area and training track. Bay Meadows Land Company has its principal office at 1200 Park Place in San Mateo, Calif., 94403, and is owned by Stockbridge Real Estate Fund, LP, a privately owned investment partnership (www.sbfund.com).

Churchill Downs Incorporated, headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. CDI’s six racetracks in Florida, Illinois, Indiana, Kentucky and Louisiana host many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Arlington Million and Louisiana Derby. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships - more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

This news release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,”  “believe,”  “could,”  “estimate,”  “expect,”  “intend,”  “may,”   “might,”  “plan,”  “predict,”  “project,”“should,”“will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from catastrophic weather conditions, future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the effect of any change in the Company’s accounting policies or practices; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; the impact of live racing day competition with other Florida and Louisiana racetracks within those respective markets; costs associated with our efforts in support of alternative gaming initiatives; costs associated with our Customer Relationship Management initiatives; a substantial change in law or regulations affecting our pari-mutuel and gaming activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to successfully complete any divestiture transaction; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; any business disruption associated with our facility renovations; the loss of our totalisator companies or their inability to provide adequate reliance on their internal control processes through SAS 70 reports or to keep their technology current; the need for various alternative gaming approvals in Louisiana; our accountability for environmental contamination; the loss of key personnel; the ability to resume normal operations in Louisiana; and the volatility of our stock price.